Exhibit 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES COMPLETION OF

APAC MERGER AND REFINANCING

Merger solidifies leaders in Global CRM and ARM BPO Marketplace

HORSHAM, PA — April 3, 2012 — NCO Group, Inc., a leading provider of business process outsourcing services, announced today that it has completed the merger with APAC Customer Services, Inc.  In connection with the Merger, the Company entered into a new credit facility of approximately $1 billion, including a $120 million revolving credit facility.

APAC and NCO will both continue as leading brands in the global BPO market, operating under the holding company Expert Global Solutions, Inc.   With combined revenues of approximately $2 billion, APAC and NCO will be a fully scaled BPO provider in both the CRM and ARM segments, serving 40% of the Fortune 500.

In addition to the merger, the Company has created a long term capital structure that will provide further expanded credit availability and debt maturities extending to 2017 and beyond.  Based on previous announcements by Moody’s Investors Service and Standard & Poor’s, the Company expects that its current corporate ratings will be upgraded two levels to new ratings of “B2” and “B”, respectively.

Commenting on the merger and new financing structure of the company, Ron Rittenmeyer, CEO, Expert Global Solutions , stated, “As a result of this merger, we now have one of the most comprehensive, unique, and compelling BPO offerings in the marketplace.  Our clients have the benefit of a fully scaled and global partner serving all aspects of the CRM and ARM industry. The EGS worldwide team of associates is highly trained and focused on our customer’s quality, compliance and experience.”

A summary of some of the key attributes of the combined company are:

•                  Combined revenues of approximately $2 billion

•                  Over 40,000 employees

•                  14 countries

•                  Over 120 contact centers

•                  On-shore, nearshore, offshore, work @ home solutions

•                  Clients include over 40% of Fortune 500

•                  Vertical expertise and BPO domain experience in many markets, including: Financial Services, Insurance, Healthcare, Pharmaceuticals, Transportation, Logistics, Government, Telecommunications, Cable, Technology, Retail, Education, Utilities, among others

About APAC

APAC is a global leader of Customer Care BPO services and solutions including sales, customer care, technical support, and back-office services.  APAC’s clients include some of the most recognized brands in the world across all major market verticals.  APAC operates via a world-class technology and operational delivery platform that spans North America, Latin America, Europe, Africa and Asia. APAC is an equal opportunity employer.  For more information, visit APAC’s website at www.apaccustomerservices.com.

About NCO

NCO is a leading global provider of business process outsourcing services, including accounts receivable management, revenue cycle management, and order to cash BPO services.  NCO provides services across multiple vertical markets through a combination of voice, chat, email, voice automation, back-office, social media, and self-help portals.  NCO provides services through over 120 offices throughout North America, Latin America, Asia, Europe, and Australia. NCO is an equal opportunity employer.  For more information, visit NCO’s website at www.ncogroup.com.

About EGS

Expert Global Solutions is the holding company for APAC and NCO. EGS leads and manages both APAC and NCO brands in the market addressing the needs of its customers as a fully scaled and global partner serving all aspects of the CRM and ARM customer lifecycle.  EGS offers clients the unique compliment of scale and a customized CRM and ARM service delivery platform.   EGS is an equal opportunity employer.

Media Contact:

Tom Hoy / 215-441-2139

SVP, Marketing

APAC Customer Services | NCO Group